Exhibit 10.1

SOFTWARE LICENSE AGREEMENT

Licensor:  Robertson Technologies Licensing LLC, a Nevada limited liability company (“RTL”)

Licensor Address:  4215 Fashion Square Blvd., Suite 3, Saginaw, MI  48603-1273

Tel +001 989 799 8720, facsimile no. 001 989 799 8865, Web www.robertsonhealth.com

Licensee Name: Sanlam Health, a South Africa company (“Licensee”)

Licensee Address: Wedgefield Office Park, 17 Muswell Road South, Bryanston. Johannesburg, South Africa

Tel +27 11 707 8869, Fax +27 11 707 8870, Web www.sanlam.co.za

Distributor Name: Montana Healthcare Solutions (Proprietary) Limited, a South Africa company (“Distributor”)

Distributor Address: 16 Charlton Quay, Desmond Street, Morningside, Johannesburg, 2196, South Africa

Tel +27 011 884 9906, Web www.montanahealth.co.za

1.         EFFECTIVE. This software license agreement (“Agreement”) is made effective on the date of execution by the last signatory hereto (“Effective Date”).

2.           APPROVALS.

2.1       RTL shall obtain all approvals from health regulators necessary for the purposes of allowing LICENSEE to sell and market RHealth Advisor, including, without limitation, the approval of the Health Professions Council of South Africa ("HPCSA").

2.2   If the approval required from the HPCSA is not obtained  by 1 March 2012, or such later date as may be agreed by the parties to this Agreement in writing, RTL shall forthwith re-imburse the aggregate amount of the Implementation Fee, the License Fees and the Services Fees paid by LICENSEE to RTL from the Effective Date up to and including 1 March 2012 and the Agreement shall terminate automatically.

3.           LICENSE GRANT.

License to the Software.  Subject to the terms and conditions of this Agreement, RTL grants to LICENSEE, and LICENSEE accepts, a non-exclusive, nontransferable (except as set forth herein) right and license to access and use RHealth Advisor software and documentation (“Software”) during the term of this Agreement for internal business purposes and commercial use as defined by the Extended Use Rights as described in Exhibit C. At its sole cost and expense, LICENSEE shall be responsible for providing and maintaining all necessary computer hardware, software (such as operating systems and web browsers), and telecommunications equipment required for its access to and use of the Software. This license includes the right to work with RTL under the terms of Exhibit B to ensure that the Software is compatible with LICENSEE’S network environment and any third party software that will interact with the Software.

3.1         Limitations.  Except as specifically permitted in this Agreement including Exhibit C, LICENSEE shall not directly or indirectly (a) transfer, rent, sublicense, lease, time-share or use the Software in any service bureau arrangement; or (b) copy, distribute, manufacture, adapt, create derivative works of, translate, localize, port or otherwise modify the Software without written consent from RTL.  LICENSEE is not permitted to circumvent any technological measure that controls access to the Software.  Nothing in the foregoing shall limit any of LICENSEE’s rights with respect to the Software under applicable law.

3.2          System Access.  Access by LICENSEE to the Software requires a valid user ID and password combination (“Licensee Credentials”).  RTL will assign the initial Licensee Credentials for internal users and/or administrators upon registration and full payment of any fees for the Software set forth in the attached Exhibit A (“License Fees”).   Unauthorized access to the Software is a breach of this Agreement and may be a violation of law.  LICENSEE assumes all responsibility for keeping the Licensee Credentials secret and will work with best effort to maintain integrity of the application and Licensee Credentials.  LICENSEE further assumes all responsibility for any use of the Licensee Credentials within its control, and LICENSEE shall notify RTL immediately upon becoming aware of any abuse or a security breach of the Licensee Credentials, including any use of the Software not authorized by this Agreement.

3.3          Ownership of Modifications. Any separate copyright or other intellectual property rights of any nature that come into existence at any time as a result of any modification, enhancement or alteration of the Software, medical content use as part of the Software, into the Software, created by or for LICENSEE, shall vest solely in RTL, and LICENSEE hereby assigns, to the extent allowed under applicable law,  all rights, title, and interest, including, but not limited to, copyright in the modifications to the Software to RTL.  Any separate copyright or other intellectual property rights of any nature that come into existence at any time as a result of any extensions, new interfaces, modules and or content created by or for LICENSEE which are not part of the Software, in planned releases, shall vest solely in LICENSEE ("Licensee IP") and RTL hereby assigns, to the extent allowed under applicable law, all rights, title, and interest, including but not limited to, copyright in the enhancements made by LICENSEE, in and to the Licensee IP to LICENSEE.  All LICENSEE data, including patient data, will, as between LICENSEE and RTL, be Licensee IP.

3.4        Backups.  LICENSEE may copy the executable code of the Software and corresponding databases and files operating with the executable code of the Software for safekeeping (archival) or backup purposes, provided that all such copies of the Software are subject to the provisions of this Agreement, and also provided that each copy shall include in readable format any and all confidential, proprietary, and copyright notices or markings contained in the original.

3.5        Suitability.  (a) LICENSEE alone is responsible for determining which software best suits LICENSEE's needs, for installing and operating the Software, and for the results obtained.  (b) RTL makes no representation that the Software conforms to or satisfies any federal, state, or local laws. LICENSEE is encouraged to engage professional assistance from attorneys and accountants to evaluate the suitability of the Software for LICENSEE's use.  (c) RTL makes no claims that the Software is suitable for LICENSEE's application.

3.6        Server Access.  LICENSEE agrees to allow RTL access to servers operating the Software, the medical records database(s), and corresponding medical content databases and files operating with the executable code of the Software for the purposes of supporting and managing the Software, according to Exhibit B only, excluding, for the avoidance of doubt, access to any information proprietary and/or confidential to any consumer accessing the Software.  RTL acknowledges that all information learned from access to LICENSEE’s servers, databases and files is Confidential Information of LICENSEE.  Additionally, and consistent with consumer  consent, LICENSEE will at the request of RTL provide an extract of aggregate de-identified medical records for purposes of trend analysis and continuous improvement of medical content used by the Software.

4.          PROPRIETARY RIGHTS.  This Agreement provides to LICENSEE a limited license only, and Extended Use Rights (if any) as described in Exhibit C.  RTL, as licensed by its licensor (see Exhibit D),  and its licensors retain all rights, title and interest in and to the Software, other than as set forth herein, and LICENSEE shall not take any action inconsistent with such title and ownership.  Under this Agreement, LICENSEE does not acquire any rights of ownership in the Software and LICENSEE acquires only the right to use the Software subject to the terms of this Agreement.  LICENSEE acknowledges and agrees that the Software may contain code or require devices that detect or prevent unauthorized use of the Software.

5.           PAYMENTS.

5.1        License Fees.  Before using the Software or any copy thereof, LICENSEE shall pay to the Distributor the License Fee set forth in Exhibit A.  The License Fee is subject to change by mutual agreement.

5.2        Service Fees.  Fees for the Support Services as defined below and as set forth in the attached Exhibit A are due and payable by LICENSEE in accordance with the terms set forth on Exhibit A.

5.3 Taxes. All payments required by this Agreement are exclusive of federal, state, local and foreign taxes, duties, tariffs, levies and similar assessments and LICENSEE agrees to bear and be responsible for the payment of all such charges imposed, excluding taxes based upon RTL's income or sales. DISTRIBUTOR will specify any such taxes, tariffs, duties, levies or assessments separately on invoices to LICENSEE.

5.4          Payment Terms.  The License Fee referred to as the "Implementation Fee" and the Accelerated Integration Payment outlined under “Licensing Fees” in Exhibit A are due and payable on the terms specified in Exhibit A.  Payment for the Contracted Minimum and Module License Fees under “Licensing Fees” as referred to in Exhibit A will only become due and payable by the LICENSEE either at launch of the Software for its intended business purpose, or ninety (90) days from the date of delivery of the Software, whichever comes first.  Payment for Contracted Minimum, Module License Fees and Support Services, as contemplated in Section 6 below, shall be due and payable within fifteen (15) days of Distributor invoicing for them. LICENSEE's failure to pay the Distributor when payment is due or its subsequent dishonoring of any cheque or draft shall constitute a material breach under this Agreement.  Distributor will invoice LICENSEE in South African Rand (as being the US Dollar equivalent as specified by the terms of this Agreement and related Exhibits).  The rate of exchange used on the date of invoice creation will be as set forth by South African Revenue Services on https://commerce.sars.gov.za/roe_main.htm.  Any amounts due and payable to RTL under this Agreement that are not paid by LICENSEE to the DISTRIBUTOR within thirty (30) days after they are due under this Agreement shall incur interest at the rate of 1 1/2 percent per month, or the maximum rate allowed by law, whichever is lower. The interest shall be calculated from the date payment is originally due until the date payment is made in full. LICENSEE shall pay such interest, with all payments first being applied to interest and then to principal. If either party brings an action to enforce this Agreement, then the prevailing party in any such dispute will be entitled to payment of any legal costs (including attorneys' fees and costs) incurred in such dispute.  LICENSEE shall pay to RTL reasonable legal costs RTL incurs in enforcing its rights in relation to any overdue payment.

5.5          Shipment Terms.  Delivery of the Software shall be to the location specified at the beginning of this Agreement. Contrary to any shipping terms on any purchase order, delivery of the Software shall be made F.O.B. shipping point with freight prepaid and added to the invoice amount.

6.            SUPPORT & UPGRADES.

6.1          RTL and/or the Distributor will provide support and maintenance services (“Support Services”) for the Software as set forth in Exhibit B.  If LICENSEE chooses to procure additional Support Services for the Software, LICENSEE agrees to purchase such Support Services from RTL or an RTL authorized distributor.  RTL will provide periodic updates to the Software at its discretion, at no cost to LICENSEE, which will be scheduled and communicated to LICENSEE directly or via the DISTRIBUTOR as soon as reasonably practicable before such periodic update.   New modules and/or interfaces may require a mutually agreed update to the module pricing table set forth in Exhibits A and B.

7.          TERM AND TERMINATION.  This Agreement shall commence on the Effective Date and shall continue, unless earlier terminated as provided below, through the third anniversary of the Effective Date (the “Initial Term”); provided that the Initial Term shall be extended for successive one-year terms (each, a “Renewal Term”) unless, no fewer than ninety (90) days before the end of the Initial Term or any Renewal Term, either party notifies the other in writing of its intention not to renew.  The Initial Term and any Renewal Terms shall constitute the “Term” of this Agreement.  This Agreement may be terminated by either party, in the event the other party materially breaches a provision of this Agreement, which includes RTL not maintaining any or all of the relevant approvals from any health regulator required by law for purposes of allowing LICENSEE to sell and market RHealth Advisor, and the breaching party fails to cure such breach within fifteen (15) days of the receipt of written notice of such breach from the non-breaching party.  Either party may terminate this Agreement immediately in the event any assignment is made by the other party for the benefit of creditors, or if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of any or all of the other party's property, or if the other party files a voluntary petition under federal bankruptcy laws or similar state statutes or such a petition is filed against the other party and is not dismissed within sixty (60) days.  LICENSEE may terminate this Agreement, following appropriate termination obligations as defined herein, if LICENSEE no longer requires the license to use the Software because of the termination of any agreement pursuant to which this license is required, by providing thirty (30) days written notice to RTL with effect from the date of termination of any such agreement. Upon termination of this Agreement for any reason, all rights, obligations and licenses of the parties hereunder shall cease, except for the following obligations: (a) LICENSEE's liability for any charges, payments or expenses due to RTL that accrued prior to the termination date, and including Contracted Minimum License Fees as described in Exhibit A of this Agreement, shall not be extinguished by termination for any reason other than a material breach by RTL of its obligations under this Agreement and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date; (b) no rebate for any unused portions of each monthly License Fee will be provided unless LICENSEE shall have terminated the Agreement upon a material breach by RTL;  and (c) LICENSEE shall, within fourteen (14) days of termination, return to RTL and not keep any copies of the Software and any other information supplied under this Agreement whether designated proprietary or not, as well as any training material provided by RTL, and testify in writing that all and any copies of the Software and mentioned material are returned to RTL.  As of the termination of this Agreement or the expiration of the Term, LICENSEE shall have no further right to use the Software, and the license granted hereunder shall terminate; except as in conjunction with an Insolvency Event; subsequent use rights are defined below.  Termination, other than because of RTL's material breach, shall not entitle LICENSEE to any refund for license fees paid, nor shall it relieve LICENSEE of the obligation to pay any outstanding amounts due to RTL for use of the Software, Implementation, or other such outstanding fees, through the date of termination. It is agreed by the parties to this Agreement that in the event that any  approvals from any health regulators which are required by law to be maintained by RTL are withdrawn by the relevant authority without the fault, act or omission of  LICENSEE with the result that LICENSEE shall no longer be able to sell and market RHealth Advisor and RTL has not procured a re-instatement of the regulatory approvals as soon as reasonably possible, then RTL shall be deemed to be in material breach of this Agreement.

7.1        Insolvency Event. Notwithstanding the limitations set forth in this Section 7, LICENSEE may immediately terminate this Agreement by providing written notice of termination if an Insolvency Event occurs with respect to RTL, in which case LICENSEE shall have the following rights:

7.1.1       In the event of a rejection of this Agreement, any RTL agreement or any agreement supplementary hereto or thereto on behalf of RTL, as the case may be, LICENSEE shall be permitted to receive and use a copy of the executable code of the Software and corresponding databases and files operating with the executable code of the Software in place for LICENSEE at the time of the Insolvency Event for the purpose of enabling it to mitigate damages caused to LICENSEE because of any such rejection; provided that LICENSEE shall have no right to sublicense any such rights to a third party; and provided that such use is limited to the duration of remaining term of this Agreement;

7.1.2       In the event of a rejection of this Agreement or any agreement supplementary hereto, LICENSEE may elect to retain its rights under this Agreement or any agreement supplementary hereto as provided in Section 365(n) of the United States Bankruptcy Code.  Upon written request of the non-involved party to, as applicable, the involved party or the bankruptcy trustee or receiver, the involved party or such bankruptcy trustee or receiver shall not interfere with the rights of the non-involved party as provided in this Agreement or in any agreement supplementary hereto and, if the involved party is RTL, to obtain a copy of the executable code of the Software and corresponding databases and files operating with the executable code of the Software in place for LICENSEE at the time of the Insolvency Event from the bankruptcy trustee; provided that RTL is unable to perform its obligations under this Agreement; and provided that such use is limited to the duration of the remaining term of this Agreement;

7.1.3       In the event of a rejection of this Agreement or any agreement supplementary hereto, LICENSEE may elect to retain its rights under this Agreement or any agreement supplementary hereto as provided in section 365(n) of the United States Bankruptcy Code without prejudice to any of its rights of setoff with respect to this Agreement under the United States Bankruptcy Code or applicable non-bankruptcy law; or

7.1.4       In the event of a rejection of this Agreement or any agreement supplementary hereto, LICENSEE may retain its rights under this Agreement or any agreement supplementary hereto as provided in section 365(n) of the United States Bankruptcy Code without prejudice to any of its rights under section 503(b) of the United States Bankruptcy Code.

7.2          Duties upon Termination or Expiration. Upon termination or expiration of this Agreement,  RTL shall, at no cost to LICENSEE: (i) immediately terminate all current use of and refrain from further use of any LICENSEE materials (including Licensee IP) in possession or contained in the Software; (ii) refrain from selling, distributing or otherwise disposing of any and all LICENSEE content and promotional materials; (iii) subject to Section 7.1, purge the LICENSEE materials from any and all computer systems, databases and files owned, operated or licensed by, for or on behalf of RTL; and (iv) deliver to LICENSEE, in a mutually agreed upon format, using the best available security measures, any and all data and information received from LICENSEE or any other authorized party, including, without limitation, any and all LICENSEE system content (including all LICENSEE materials in its possession) and shall destroy or delete all copies of such material that are in its possession. Upon termination or expiration of this Agreement other than in connection with a termination pursuant to Section 7.1, LICENSEE shall, at no cost to RTL (i) terminate all current use of and refrain from further use of the Software; (ii) subject to Section 7.1, purge the Software from any and all computer systems, databases and files owned, operated or licensed by, for or on behalf of LICENSEE; and (iii) deliver to RTL, in a mutually agreed upon format, using the best available security measures, any and all Software and other information received from RTL pursuant to this Agreement and shall destroy or delete all copies of such material that are in its possession.

Upon request by either party, such requested party shall deliver a certificate certifying as to compliance with these termination duties.

7.3        Survivorship.  The provisions of Sections 4 (Proprietary Rights), 8 (Disclaimer of Warranty), 9 (Limitation of Liability and Indemnity), 10 (Compliance with Laws), 11 (Confidentiality), 12 (General Provisions), and this Section 7 shall survive any termination or expiration of this Agreement.

8.         DISCLAIMER OF WARRANTY.  EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE SOFTWARE IS NOT ERROR-FREE AND IS BEING PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. RTL HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE SOFTWARE INCLUDING, WITHOUT LIMITATION, ALL IMPLIED NON-INFRINGEMENT,MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES IMPLIED FROM ANY COURSE OF DEALING OR USAGE OF TRADE.  EXCEPT AS PROVIDED OTHERWISE HEREIN, RTL MAKES NO WARRANTY OR REPRESENTATION REGARDING THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SOFTWARE, REGARDING THE ACCURACY OR RELIABILITY OF ANY INFORMATION OBTAINED THROUGH USE OF THE SOFTWARE, OR THAT THE PROVISION OF THE SOFTWARE, ACCESS TO THE SOFTWARE AND TO LICENSEE DATA STORED (USER AUTHENTICATION ONLY – NO IDENTIFIABLE PATIENT DATA TO BE STORED AT RTL) ON RTL SERVERS WILL BE UNINTERRUPTED, TIMELY, SECURE OR ERROR-FREE.

9.            LIMITATION OF LIABILITY & INDEMNITY.

9.1         Limitation of Liability.  EXCEPT WITH RESPECT TO THE OBLIGATIONS IN SECTION 7 EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS OUTLINED HEREIN, OR IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE FOR ANY LOSS OF DATA, PROFITS OR USE OF (OR INABILITY TO USE) THE SOFTWARE, OR RESULTING FROM LOSS OF, UNAUTHORIZED ACCESS TO OR ALTERATION OF LICENSEE’S TRANSMISSIONS OR DATA OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS AND SERVICES, OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO SUCH DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE SOFTWARE, WITHOUT REGARD TO WHETHER THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT WITH RESPECT TO THE OBLIGATIONS IN SECTION  7, THE INDEMNIFICATION OBLIGATIONS OUTLINED HEREIN, OR IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY’S LIABILITY TO THE OTHER FOR DAMAGES SHALL EXCEED THE TOTAL AMOUNT PAID BY LICENSEE UNDER THIS AGREEMENT.  THESE LIMITATIONS ARE INDEPENDENT FROM ALL OTHER PROVISIONS OF THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN.  Software error can cause a significant loss of data.  RTL shall not be responsible for any loss of data. It is LICENSEE's responsibility to have adequate backup procedures to protect LICENSEE from significant loss of valid data.

9.2 Indemnification of RTL. LICENSEE shall defend upon demand by RTL, indemnify, and hold harmless RTL and its Affiliates and their respective directors, officers, members, managers, employees, and agents against and from all claims, liabilities, damages, costs, and expenses, including attorneys’ fees (but excluding any such claims, liabilities, damages, costs or expenses resulting from a breach by RTL of its obligations pursuant to this Agreement), arising out of or in connection with or resulting from (a) the use of the Software inconsistent with the terms of this Agreement, or failure to follow instructions for use by LICENSEE and/or applicable sub-licensees (if granted in accordance with Exhibit C) of the Software or RTL trade secrets as defined in section 11.2, (b) the manufacture, use, possession, import, offer to sell, sale, or other disposition by LICENSEE or permitted transferees of any product made by use of the Software or any other information, techniques, or practices disclosed by RTL, or (c) any advertising or other promotional activities with respect to any of the foregoing, in all cases including any loss of or damage to property and any injury to or death of any person. RTL’s Affiliates, and the directors, officers, members, managers, employees, and agents of RTL and its Affiliates, shall be deemed to be express third party beneficiaries of this Section 9. For purposes of this Section 9, “Affiliate” means any entity that controls, is controlled by, or is under common control with a party, and “control” means (a) an ownership interest, directly or indirectly, of more than fifty percent (50%) in such entity, or the maximum percentage permitted under local laws or regulations in those countries where more than fifty percent (50%) ownership by a foreign entity is not permitted, or (b) the ability to direct the management or policies of such entity, whether through ownership, contract, or otherwise.

9.3          Warranty by RTL

RTL represents and warrants that it has all necessary powers and authority to enter into this Agreement and that it is the proprietor of, or alternatively is authorized to use the Software and has all necessary rights to sub-license the Software to LICENSEE in accordance with the terms of the Agreement.  RTL further represents and warrants to LICENSEE that i) the Software will operate substantially in accordance with all specifications and descriptions of the Software provided by RTL and ii) the Software and its use in accordance with any documentation relating to the Software provided by RTL to LICENSEE does not and will not infringe, violate or in any manner contravene, breach or constitute an unauthorized use or misappropriation of any patent, copyright, trade mark, license or other property or proprietary right of any third party.

9.4          Warranty by LICENSEE

LICENSEE agrees to certify on behalf of its respective directors, officers, members, managers, employees, and agents that no personnel involved in the delivery, use, or support of the Software are Specially Designated Nationals ("SDN") of country origin on the US Department of Treasury Office of Foreign Assets Control sanctioned list.  LICENSEE agrees to notify RTL of involvement from any such representatives.  Failure to resolve SDN involvement to the satisfaction of RTL and US Department of Treasure OFAC regulations will constitute a material breach of this Agreement.

9.5        Indemnity by RTL

RTL shall defend upon demand from LICENSEE, indemnify and hold harmless the LICENSEE and its Affiliates and their respective directors, officers, members, managers, employees, assignees and agents against all claims, liabilities, damages, costs, and expenses, including attorneys’ fees, arising out of or in connection with or resulting from a breach by RTL of the provisions of 9.3.

10.        COMPLIANCE WITH LAWS.  LICENSEE shall comply with all applicable laws, legislation, rules, regulations, and governmental requirements with respect to use of and licensing the Software, including, but not limited to, import and export restrictions, obtaining any necessary consents and licenses, and registering or filing any documents.  RTL shall comply with all applicable laws, legislation, rules, regulations, and governmental requirements with respect to export restrictions for the Software, obtaining any necessary consents and licenses, and registering or filing any documents.  In so doing, RTL must approve and grant by way of amendment to this Agreement, any additional license or sub-license rights beyond the stated sub-licensee, territory, or business purposes so as to maintain compliance with US federal export regulations.  Each party shall defend, indemnify, and hold the other party harmless from and against any and all claims, judgments, costs, awards, expenses (including reasonable attorney fees), and liability of any kind arising out of the noncompliance with applicable governmental regulations, statutes, decrees or other obligations with respect to the Software.

11.        CONFIDENTIALITY.

11.1      Confidential Information. Each party acknowledges that all data and information supplied to it by the other party in connection with this Agreement, including the terms as set forth in this Agreement is confidential and/or proprietary (“Confidential Information”). The Confidential Information may include in any form, but is not limited to, the Licensee Credentials, processes, formulae, specifications, programs, instructions, source code for operating-system-dependent routines, technical know-how, methods and procedures of operation, benchmark test results, business or technical plans, and proposals.  All Confidential Information received by either party shall only be used for purposes documented and mutually agreed to in this Agreement or expressly authorized by the providing party. Each party shall protect and preserve all Confidential Information from unauthorized access and disclosure to third parties (other than any agents, consultants, employees or representatives of that party who agree to be bound by the confidentiality provisions of this Agreement) using the same degree of care, but no less than a reasonable degree of care, as it uses to protect its own valuable and confidential information of a like nature. In the event that a party wishes to disclose the other party's Confidential Information to any other person or entity, or copy or otherwise reproduce any such Confidential Information, that party shall first obtain the other party's prior written approval, which that party may provide or withhold in its sole discretion. For the purposes of this Agreement, Confidential Information shall not include data and/or information that: (i) is known by the other party at the time of disclosure as evidenced by written records of that party; (ii) has become publicly known and made generally available through no wrongful act of that party; (iii) is rightfully obtained by that party from any third party without restriction and without breach of this Agreement or breach of any other agreement by such third party or its predecessors; or (iv) is disclosed by that party without restriction pursuant to judicial action or government regulations or other requirements; provided that that party has given the party disclosing the Confidential Information advance notice of any such requirement of disclosure and cooperates with the disclosing party if that party elects to pursue legal means to contest and avoid such disclosure.  The commitments pursuant to this section 11.1 of this Agreement shall continue during the Term of this Agreement and survive the termination of this Agreement for five (5) years.  Periodically, with reasonable notice and during normal business hours, each party may require the other party to furnish information relating to that party's efforts to fulfill its obligations of confidentiality under this Agreement. LICENSEE agrees to allow RTL access to LICENSEE's computer systems to verify appropriate protection of RTL's trade secrets as defined in section 11.2 and LICENSEE's usage of the Software.

11.2        Trade Secret. RTL considers the Software, databases and files associated with operating the Software, along with training materials, release plans, feature designs, and supporting documentation to be a trade secret.  RTL does not disclose any information to RTL competitors or potential competitors, and expects LICENSEE to not disclose any such material to RTL competitor or potential competitors.  LICENSEE shall not use this trade secret (as defined in section 11.2) design, code, or documentation gained by access to the Software to develop a competing software product, or share with competitors or potential competitors of RTL.

12.          GENERAL PROVISIONS.

12.1        Waiver.  The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

12.2        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, USA, without regard to its choice of law provisions.  Exclusive jurisdiction and venue for any litigation arising under this Agreement is in the federal and state courts located in Michigan and both parties hereby consent to such jurisdiction and venue for this purpose.

12.3       Entire Agreement; Amendment.  This Agreement along with the Exhibits attached hereto and incorporated herein, constitute the entire agreement between the parties with regard to the subject matter hereof.  No waiver, consent, modification or change of terms of this Agreement shall bind either party unless in writing signed by both parties, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.  Terms set forth in any purchase order of LICENSEE (or other similar document), or in any click-through or similar agreement included within the software, that are in addition to or at variance with the terms of this Agreement are specifically waived by both parties. All such terms are considered to be proposed material alterations of this license and are rejected.  LICENSEE's purchase order is only effective as LICENSEE's unqualified commitment to pay for a license to the Software upon the terms (and only the terms) set forth herein.

12.4       Assignment.  This Agreement and the rights and obligations hereunder, may not be assigned, transferred, or sublicensed in whole or in part by LICENSEE, provided, however, that LICENSEE may assign this Agreement, in whole or in part, in connection with any merger, asset purchase, stock sale or similar corporate restructuring transaction with prior written approval from RTL, such approval not reasonably withheld.

12.5     Notices.  Any notice or communication from one party to the other shall be in writing and either personally delivered or sent via facsimile, expedited commercial delivery service, or certified mail, postage prepaid and return receipt requested, addressed to such other party at the addresses or facsimile numbers specified at the beginning of this Agreement.  All such notices and communications shall be deemed properly given three (3) business days after posted if by mail, on the date of delivery if given by expedited commercial delivery service, and immediately if by hand or by facsimile receipt confirmed.

12.6    Force Majeure.  Except for payment obligations, neither party shall be liable for delays or nonperformance of this Agreement occasioned by acts of God, public enemies, civil disobedience, governmental regulations or decrees, labor disputes, unavailability of materials, equipment failure, strikes, fires, accidents, or any other causes, whether or not of the kind enumerated in this provision, that are beyond such party’s reasonable control. Except for payment obligations, if performance by either party to this Agreement is delayed due to any of the foregoing causes, such delay shall not be deemed a breach under this Agreement, and this Agreement shall remain in full force and effect. If it appears that performance by either party to this Agreement will be delayed due to any of the foregoing causes, such party shall promptly notify the other party in writing stating the cause of the delay and its expected duration and shall use commercially reasonable efforts to carry out performance as soon as reasonably possible.
12.7 Severability. If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision will be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

12.8        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed via facsimile or PDF transmission.

12.9        Advertising Publications. No party in this Agreement shall in any way use or apply any other parties company names, product names, trademarks, logo, emblem, or workmark in advertisements, sales promotions, publicity, or publications or advertise or publish that LICENSEE does business with RTL except with prior written consent.

12.10     Regulatory Reporting. It is understood that RTL is allowed to incorporate LICENSEE's name in any public filings required by law, provided that RTL gives the LICENSEE prior written notice thereof and a copy of the public filings.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly executed and delivered this Agreement as of the Effective Date.

ROBERTSON TECHNOLOGIES LICENSING, LLC		Licensee: SANLAM HEALTH

Signed:	/s/ Joel C. Robertson	Signed:	/s/ Grant Newton

Date:	12 September 2011	Date:	12 September 2011

Name:	Joel Robertson	Name:	Grant Newton

Title:	CEO	Title:	Group CEO

Distributor: MONTANA HEALTHCARE SOLUTIONS (PTY) LTD

		Signed:	Ian Puttergill

		Date:	12 September 2011

		Name:	Ian Puttergill

		Title:	Director

EXHIBIT A

License Fees

The pricing provided to the LICENSEE reflects a three-year agreement with payment according to the schedule as follows:

Implementation Fee: $41,500.00 USD

•	1-time payment, invoiced upon execution of final signature of all parties involved in this Agreement and will be due within thirty (30) days from invoice date

Element	Response	Amount
Infrastructure Support
Build-out & Setup	No	$0
Hosting	No	$0
Implementation
Application Configuration	Yes	$16,500
Mobile Configuration	No	$0
Regionalization	Yes	$10,000
Training	Yes	$5,000
Post-Implementation Support	Yes	$10,000
Total		$41,500

License Fee:

Contracted Minimum: $10,000.00 USD per month

Accelerated Integration Payment

•	Payment of an aggregate amount of $50 000 USD in three (3) [equal] tranches will be invoiced -

•	in respect of the first tranche, immediately upon commencement of the integration of RTL's existing mobile web applet with LICENSEE's mobile portal ("Integration Work"); and

•
in respect of the second and third tranches, thirty (30) and sixty (60) days respectively after the  invoice in respect of the first tranche, provided that both parties continue with the Integration Work.

Module License: Transactional Based

Note: The transactions are billed in addition to the minimum contracted amount above each month.

Volume License Price / Module / Month
Min	Max	NxOpinion Diagnostics Annual Fee	Data Collection Annual Fee	Health Tips Annual Fee	EHR Annual Fee	Annual (all modules inclusive) License Fee	Monthly (all modules inclusive) License Fee
Transaction Volume
1	50,000	$ 0.25	$ 0.25	$ 0.15	$ 0.25	$ 0.90	$0.075
50,001	100,000	$ 0.25	$ 0.25	$ 0.15	$ 0.25	$ 0.90	$0.075
100,001	500,000	$ 0.15	$ 0.15	$ 0.10	$ 0.20	$ 0.60	$0.05
500,001	1,000,000	$ 0.15	$ 0.15	$ 0.10	$ 0.20	$ 0.60	$0.05
1,000,001	5,000,000	$ 0.05	$ 0.05	$ 0.05	$ 0.15	$ 0.30	$0.025
5,000,001	10,000,000	$ 0.05	$ 0.05	$ 0.05	$ 0.15	$ 0.30	$0.025
10,000,001	999,999,999	$ 0.05	$ 0.05	$ 0.05	$ 0.15	$ 0.30	$0.025

Transaction Volume is defined as the aggregate number of total registered users at 11:59 pm South African Standard Time on the last calendar day of each month.

Support Services Fee:

End User Support Services are incorporated into the License Fee paid by LICENSEE.

Billing

DISTRIBUTOR will bill LICENSEE each month the Contracted Minimum Fee and Module License Fee for the total number of registered users at 11:59 pm South African Standard Time on the last calendar day of each month based upon the license price (aggregate volume tier) / module / month chart within this Agreement (in South African Rand for the US Dollar equivalent as specified by the terms of this Agreement and related Exhibits as set at the date of invoice).

Billing, apart from the Implementation Fee and Accelerated Integration Payment detailed above, will commence upon deployment of the Software, or ninety (90) days after delivery of the Software for deployment, whichever comes first.  Monthly billing for consumer registrants of RHealth Advisor during interim releases will be based on  a pro-rated  rate table above until the full feature set is available in the application, at which time the full monthly license rate will be billed per the appropriate volume tier.

RTL offers to LICENSEE the opportunity to suspend invoicing of monthly commitments for up to ninety (90) days should Client affiliation agreements via Extended Use Rights and/or Sub-License Rights as defined in Exhibit C of this Agreement for LICENSEE’s product offering be terminated or affect this Agreement.  Invoicing will re-engage at the end of the ninety (90) day freeze period should this Agreement still remain without termination as detailed in section 7.

EXHIBIT B

Support Services
Statement of Work

This Statement of Work documents the understanding between RTL, the DISTRIBUTOR and the LICENSEE with respect to services to be performed by RTL and the DISTRIBUTOR and supplements the terms and provisions of the Agreement between the parties to which this Statement of Work is attached and incorporated; provided that in the event that any term or provision herein conflicts with any term or provision of such Agreement, the terms and provisions of such Agreement shall prevail.  Any capitalized terms not defined in this Statement of Work shall have the meanings given to such terms in the Agreement.

Section 1 - Project Scope and Objectives

RTL and DISTRIBUTOR will work on behalf of LICENSEE to implement the Software. The Software will assist LICENSEE in the management of its respective healthcare delivery requirements as defined with the applicable modules listed here:

•	RHealth Advisor WAP Mobile Applet
•	NxOpinion Diagnostics
•	Health Tips: Educational
•	Electronic Health Record
•	Data Collection

In addition to the abovementioned RhealthAdvisor WAP Mobile Applet, RTL commits to collaborate on development and roll-out of further RHealth Advisor Applets on mutually agreeable terms.

Section 2 – Setup and Regionalization

Implementation

The implementation of the Software for LICENSEE will be defined in a distinct deployment plan, to be scheduled between RTL, DISTRIBUTOR (if designated) and LICENSEE (the “Deployment Plan”).  The Deployment Plan will include provisions for Infrastructure and Disease Set Regionalization, as appropriate, as well as a Release Plan for application functionality.

Said Deployment Plan will be defined within ten (10) business days following signature of this Agreement by all parties.

Infrastructure

RTL offers three (3) distinct ways in which the Software is hosted for specific LICENSEE implementations.  The (3) three options are:

•	Internally hosted by LICENSEE
•	Software-As-A-Service (SAAS) subscription, hosted by RTL
•	Co-Location hosting provided by RTL for complete, distinct instance for LICENSEE

LICENSEE has selected to host internally in and between their infrastructure and that of their business venture partner, not named in this Agreement.

Disease Set Regionalization

Each implementation has a disease set localized to meet the prevalence of disease for the specific demographic, geographic, and climatory factors affecting the patients in their constituency.  This regionalized disease set is published for use by the RHealth Advisor Diagnostics engine. Regionalization is done in conjunction with a medical review board established by RTL and/or DISTRIBUTOR to ensure local relevance of diseases, symptoms, and their relative correlation to the Territory of implementation.  RTL facilitates this process working with an appropriate team of local physicians and medical experts drawn together by RTL and/or DISTRIBUTOR.  RTL retains responsibility for approving medical content updates and publishing these updates for use by the Software per this review process.

Section 3 - Support

Implementation Support

Support will be provided during implementation to ensure questions and concerns are addressed immediately. RTL will provide appropriate levels of support during the implementation period to DISTRIBUTOR and/or LICENSEE.

Third Tier LICENSEE Support

RTL is committed to providing a high level of support throughout the Term of the Agreement.  LICENSEE will contact the Distributor for support with the system, per the terms governed below, who will in turn contact RTL for issues requiring specific expertise or escalation.

•	LICENSEE support hours: Mon – Fri, 9am – 5pm EST (by phone or email)
•	Calls received between 5pm – 9am EST or on the weekend or an observed holiday will be answered within the next business day
•	LICENSEE requests will be assessed and routed to the appropriate resource for the quickest response.

Second Tier LICENSEE Support

DISTRIBUTOR agrees to provide second tier LICENSEE support services according to the following terms and conditions:

For the purposes of this Agreement the term ‘Support Services’ includes the provision of the following services:

a)
The investigation and, to the extent possible, correction by amendment to the Software, of any failure of the Software to comply with the Software manuals or other documentation as updated from time to time or as specifically set out in the Agreement or as agreed to during the Software development process  if and only if:

a.	notice is given to DISTRIBUTOR promptly after any such failure becomes known; and
b.	the Software has been properly operated and kept up to date, and, subject to clause (h) not modified by the LICENSEE.
b)	The supply of a reasonable amount of assistance by telephone or mail (includes fax and email) or in the event of difficulties in the use of the Software products or the interpretation of results.
c)	On-site remedial support when issues cannot be resolved by telephone or online support.
d)
End user support (otherwise referred to as tier one support) shall be provided by LICENSEE or a designated third party should LICENSEE so designate in a separate agreement for services to a third party entity.

e)
Where infrastructure is hosted by LICENSEE, network and server access and uptime support shall be provided by LICENSEE.  Should it be determined that the issue does not relate to network access or server hardware issue, LICENSEE is entitled to contact DISTRIBUTOR for Tier 2 support assistance, assigning a severity as described below.

f)	Should DISTRIBUTOR be unable to resolve the issue, and it is determined to be related to Software, DISTRIBUTOR will escalate the resolution to RTL for tier 3 support.
g)
Tier 2 LICENSEE support hours:  Mon – Fri, 9am – 5pm South African Standard Time (by phone or email). Calls received between 5pm – 9am SAST or on the weekend or on an observed holiday will be answered within the next business day in accordance with the "Support Service Obligations" below. Requests will be assessed and routed to the appropriate resource for the quickest response.

h)
In the event that the Software has been modified, changes made to configuration, or adapted by RTL, or errors are determined to have arisen by reason of LICENSEE errors or negligence, RTL and DISTRIBUTOR will use its best endeavors to maintain the Software, including the said modifications, configuration changes, or adaptations and errors.  RTL and DISTRIBUTOR shall be entitled to charge LICENSEE, at its then current standard rates for such services, for time spent in investigating or correcting any problem with the Software which is attributable to the said modifications, configuration changes, adaptations or errors.  A charge will normally be made only when an unusually large amount of time is needed.  As soon as DISTRIBUTOR forms the view that it shall be entitled to charge LICENSEE for services provided to this clause DISTRIBUTOR shall immediately inform LICENSEE of that view.  The LICENSEE shall review and approve such costs prior to RTL and Distributor continuing with fixing of the problem. No further services relating to the matters notified will be provided by DISTRIBUTOR without the express authorization of LICENSEE.

i)
DISTRIBUTOR agrees that Support Services will be continuously commercially available for the Software licensed as defined in subsequent customer licensing agreements. The Distributor agrees to ensure a customer support engineer is reasonably available to attend the LICENSEE’S customer support needs. All Support Services established hereunder are renewed according to the main agreement terms, unless otherwise specified, or until terminated as provided herein.

j)
The maximum DISTRIBUTOR response time following a telephone, email and fax service request is four (4) hours. If service request is received outside normal DISTRIBUTOR hours, Support Service will be initiated on the next business day.

Support Service Obligations

a)       Severity 1 - means a Software Product defect causing complete loss of service

i.	DISTRIBUTOR will provide a response within thirty (30) minutes of initial call
ii.	If no response is received within sixty (60) minutes LICENSEE may contact DISTRIBUTOR senior management
iii.	DISTRIBUTOR may require LICENSEE to provide documentation giving additional details of the problem before a complete solution may be provided.

b)       Severity 2 - Means a Software product defect that causes an internal Software error, or incorrect behavior causing severe loss of service. NOTE some service is able to restart or recovery is possible.

i.	DISTRIBUTOR will provide a response within two (2) hours of initial call
ii.	If no response is received within two and a half (2.5) hours of initial call LICENSEE may contact DISTRIBUTOR senior management
iii.	DISTRIBUTOR may require LICENSEE to provide documentation giving additional details of the problem before a complete solution may be provided.

c)       Severity 3 - Means a Software product defect that causes minimal loss

i.	DISTRIBUTOR will provide a response to call within four (4) hours of initial call
ii.	If no response is received with four and a half (4.5) hours of initial call or commencement of next business day, LICENSEE may contact DISTRIBUTOR senior management
iii.	DISTRIBUTOR may require LICENSEE to provide documentation giving additional details of the problem before a complete solution may be provided.

Each support request will be logged and a severity determined per the definition of the outage above.  Requests raised at the incorrect severity will be downgraded / upgraded, by mutual consent, to the appropriate severity level, and the response time for that new severity will be the one measured for the minimum service level. During the continuance of this Agreement DISTRIBUTOR shall, unless prevented by unavoidable circumstances, diligently and faithfully use their best endeavors with all appropriate skill and ability in carrying out and performing the services for RTL and LICENSEE upon but not limited by the terms and conditions contained in this Agreement.

LICENSEE is entitled to license fee relief for any given month in which support service obligations are not met at or above 90% of recorded service calls by LICENSEE in that month.  Investigation of each service call will determine its distinct severity level.  Measurement of response time will be across all severity levels in each respective month.  For each month in which support services are not provided at or above the 90% threshold, a discount will be granted equal to 1% of the monthly Minimum License and Module License Fee for each percent below 90% that service obligations are met.  The maximum monthly discount offered to LICENSEE will be 20% of the monthly minimum License Fee.  Monthly invoices to LICENSEE will include license fee discount adjustments for unmet service levels for the previous month.

Section 4 – Assumptions

1.
Specific releases of features, new functionality, and any third-party integration will be scheduled between Licensee, Distributor, and RTL as they are planned and configured, with updates being applied to the Deployment Plan.

2.
The RHealth Advisor application will be delivered to LICENSEE per the specifications for use defined by RTL.  Integration of the application workflow and/or changes to the application user interface desired by LICENSEE must be coordinated by, and is the responsibility of, LICENSEE.

3.	Subject to the express provisions of the Agreement, no exclusivity nor non-compete protection for release of the Software is offered in part with this Agreement.

Section 5 – Training and Implementation

Training

On-site training for LICENSEE personnel will be provided by RTL, delivered either directly by RTL or via DISTRIBUTOR prior to and during implementation.  On-site training is for a limited, distinct number of LICENSEE designated Subject Matter Experts (SME) to serve as Train-the-Trainer resources.  SME resources will be responsible for training subsequent end users.

The Training Plan will be incorporated into the Deployment Plan with specifics regarding schedule, timing, resources, and releases for which training will be provided.

On-line and video training materials will be made available by the Distributor for use by Train-the-Trainer resources and for future reference.

Section 6 – Modifications, Enhancements and other services Engagements

Software Modifications and Updates

LICENSEE may engage Distributor or RTL to make modifications and Updates specific to LICENSEE’s use or environment.  This work will be managed via Statements of Work, which will define scope, deliverables, timeline, resource needs, cost and payment terms for each distinct item of work to be performed on behalf of LICENSEE.  This work may extend functionality of the Software, or integrate with the Software and communicate with other LICENSEE systems.  In some cases, LICENSEE may request Distributor and/or RTL to create software modifications and updates unrelated to the Software.  All cases will have work defined by Statements of Work for each distinct engagement between LICENSEE, RTL and/or Distributor.

Ownership of each resultant product will be determined by the terms of Section 3.3 of this Agreement.

Exhibit C

Extending Use Rights for the Software

This Agreement provides LICENSEE the right to offer the Software to, and only to wireless network companies, regulated healthcare services/funding companies and regulated financial services companies (“Client”) in South Africa (“Territory“), by Extended Use Rights and according to the terms in this Agreement. All terms and conditions of this Agreement applicable to LICENSEE are also applicable to the Clients.  The intended business use by the Clients is for consumer use in the Territory, and is not intended for any other business purpose, either internal to the Clients or otherwise.  No other constituents, use, or grants for any other purpose are offered as a result of this right.

An End-User License Agreement (“EULA“), or “Consumer Click-Through Terms and Conditions” will be required for each registrant of the Software via the Sub-Licensee by any new Client network, which stipulates the terms of end-user access to the Software.  This EULA will specify the conditions by which the Software is allowed for use and must be accepted by the end-user registrant prior to access granted to the Software.  RTL and LICENSEE will develop and mutually approve the EULA, its language, and how it is presented to registrant users of the Software to ensure mutual protections and that the terms of this Agreement remain intact and in force.

LICENSEE may solicit RTL to add other Clients and/or new Territories for Extended Use Rights, EULA or Click-Through Agreements.  RTL will, acting reasonably, extend to LICENSEE the agreed upon rights for new Clients and/or Territories in addenda's to this Agreement.

In the event that the LICENSEE wishes to Sub-License the Software to be offered and provided by any new Client, an Addendum to this Exhibit will be required for the right to Sub-License the Software as part of this Agreement.  This Sub-License Addendum will specify the conditions by which the Software is allowed for use, responsibilities for hosting the Software, constraints of system access, support and maintenance provisions, and must be accepted by the new Client.  Additionally, the EULA provision described above will be applicable to each new Sub-Licensee.  Software implementation, disease set regionalization, and other implementation related expenses may be included as part of any Sub-License Addendum.

Exhibit D

RTL Granted Rights to License

Refer to the Letter of Licensing Rights Assurance between RTL and its Licensor in regards to the right to offer license rights to LICENSEE.